Exhibit 10.1

October 28, 2026

Re: Board of Directors of Game Your Game, Inc. - Offer Letter

Dear Ms. Veronica V. Montenegro:

On behalf of Game Your Game, Inc. (the “Company,” “Game Your Game,” “we,” “our” or “us”) and our Board of Directors (“Board”), I am pleased to offer you a position as a member of our Board. We look forward to working with you on the Board. Should you choose to accept this position as a member of the Board, including service as a member and/or chairperson of any committees of the Board, as may be determined by the Board, this letter shall constitute an agreement (the “Agreement”) between you and the Company and contains all the terms and conditions relating to the services to be provided.

1. Term. This Agreement shall be through the date of the next annual stockholders’ meeting in 2027 and commencing on the later of (i) the date you and the Company execute this Agreement and (ii) the date the Board formally approves your appointment to the Board by resolution or written consent (such later date, the “Appointment Date”). The position shall be up for re-election each year at the annual stockholders’ meeting, and you shall continue to serve as a director until your successor is duly elected and qualified, or until your earlier resignation, removal or death, in accordance with the Company’s articles of incorporation, bylaws and applicable law, and upon re-election, the terms and provisions of this Agreement shall remain in full force and effect. This Agreement shall be in effect as long as you are a director on the Board.

2. Services. You shall render services in the area of managing or directing the Company’s property, affairs and business (hereinafter, your “Duties”). You shall consult with other members of the Board at meetings held quarterly, or more regularly if required, in locations determined by the Chief Executive Officer of the Company. You agree that your relationship with the Company will be that of a director and not that of an employee. Nothing in this Agreement is intended to replace, supersede or diminish any of your duties to the Company as a director under state law. You also agree to comply with all federal and state securities laws as well as Company policies, as applicable.

3. Services for Others. You are free to represent or perform services for other persons during the term of this Agreement. However, you agree that you do not presently perform and do not intend to perform, during the term of this Agreement, similar Duties, consulting or other services for companies whose businesses are or would be, in any way, in conflict or competitive with the Company (except for companies previously disclosed by you to the Company in writing). Should you propose to perform similar Duties, consulting or other services for any such company, you agree to notify the Company in writing in advance (specifying the name of the organization for whom you propose to perform such services) and to provide sufficient information to the Company to allow it to determine if the performance of such services would conflict with areas of interest to the Company.

4. Compensation. In consideration for your service as a member of the Board, you will receive compensation in accordance with the Company’s non-employee director compensation program (as it may be amended, restated or otherwise modified from time to time, the “Director Compensation Program”), pursuant to which:

(a)	Cash Compensation. You will receive annual cash compensation of $50,000, payable in equal quarterly installments in arrears, with each installment payable no earlier than the second (2nd) trading day after the date on which the Company files its quarterly or annual report under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), to which the installment relates, and no later than thirty (30) days following such second (2nd) trading day, with the amount prorated based on your Appointment Date if your service commenced during a fiscal quarter.

(b)	Committee Cash Compensation. In addition, if you serve on one or more committees of the Board, you will be eligible to receive the following additional annual cash compensation, payable on the same dates as the cash compensation described in clause (a) above:

Committee	Chair	Member
Audit Committee	$20,000	$10,000
Compensation Committee	$15,000	$7,500
Nominating and Corporate Governance Committee	$10,000	$5,000

The foregoing committee cash compensation is cumulative, such that if you serve on more than one committee, or serve as both chair and member of one or more committees, you will be entitled to each applicable amount set forth above; provided, however, that if you serve as chair of a committee, you will receive the chair amount for that committee in lieu of, and not in addition to, the member amount for that committee.

(c)	Stock Options. You will also be eligible to receive non-statutory stock option grants with an aggregate fair market value equal to the aggregate cash compensation you receive annually under clauses (a) and (b) above. The stock options will be granted in quarterly installments in arrears, with each installment issuable no earlier than the second (2nd) trading day after the date on which the Company files its quarterly or annual report under the Exchange Act to which the installment relates, and no later than thirty (30) days following such second (2nd) trading day, with the amount prorated based on your Appointment Date if your service commenced during a fiscal quarter. The stock options will be fully vested and exercisable as of the date of grant, will have a term of ten (10) years from the grant date, and will be issued in accordance with, and pursuant to, the terms and conditions of the Company’s 2026 Equity Incentive Plan (as amended and/or restated from time to time, the “Plan”). The stock options issued in accordance with the Director Compensation Program shall have its terms set forth in the applicable award agreement related to such stock options, as determined by the Board or the Compensation Committee of the Board and in accordance with the Plan.

(d)	Expense Reimbursement. The Company will also reimburse you for reasonable expenses incurred in connection with the performance of your Duties as a director in accordance with the Company’s expense policy then in effect.

5. D&O Insurance Policy; Indemnification. You will be entitled to coverage under our Directors and Officers liability insurance as then in effect. In addition, concurrently with your execution of this Agreement, you and the Company will enter into the Company’s standard form of Indemnification Agreement, pursuant to which the Company will indemnify you, and advance expenses to you, to the fullest extent permitted under Nevada law and the Company’s articles of incorporation and bylaws, on the same terms provided to the Company’s other non-employee directors.

6. Assignment. Because of the personal nature of the services to be rendered by you, this Agreement may not be assigned by you. The Company shall be free to transfer any of its rights under this Agreement to any affiliate or third party.

7. Confidential Information; Non-Disclosure. In consideration of your access to the premises of the Company and your access to certain Confidential Information of the Company, in connection with your business relationship with the Company, you hereby represent and agree as follows:

a. Definition. For purposes of this Agreement the term “Confidential Information” means:

i. Any information which the Company possesses that has been created, discovered or developed by or for the Company, and which has or could have commercial value or utility in the business in which the Company is engaged; or

ii. Any information that is related to the business of the Company and is generally not known by non-Company personnel.

iii. By way of illustration, but not limitation, Confidential Information includes trade secrets and any information concerning products, processes, formulas, designs, inventions (whether or not patentable or registrable under copyright or similar laws, and whether or not reduced to practice), discoveries, concepts, ideas, improvements, techniques, methods, research, development and test results, specifications, data, know-how, software, formats, marketing plans, and analyses, business plans and analyses, strategies, forecasts, customer and supplier identities, characteristics and Agreements.

b. Exclusions. Notwithstanding the foregoing, the term Confidential Information shall not include:

i. Any information which becomes generally available to the public other than as a result of a breach of the confidentiality portions of this Agreement, or any other Agreement requiring confidentiality between the Company and you;

ii. Information received from a third party in rightful possession of such information who is not restricted from disclosing such information; and

iii. Information known by you prior to receipt of such information from the Company, which prior knowledge can be documented.

8. Documents. You agree that, without the express written consent of the Company, you will not remove from the Company's premises, any notes, formulas, programs, data, records, machines or any other documents or items which in any manner contain or constitute Confidential Information, nor will you make reproductions or copies of same. In the event you receive any such documents or items by personal delivery from any duly designated or authorized personnel of the Company, you shall be deemed to have received the express written consent of the Company. In the event that you receive any such documents or items, other than through personal delivery as described in the preceding sentence, you agree to inform the Company promptly of your possession of such documents or items. You agree to promptly return any such documents or items, along with any reproductions or copies to the Company upon the Company's demand or upon termination of this Agreement or your departure from the Board.

9. Non-Disparagement. You agree to forbear from making, causing to be made, publishing, ratifying or endorsing any and all disparaging remarks, derogatory statements or comments to any third party with respect to the Company and its affiliates, including, without limitation, the Company’s parent, subsidiaries, officers, directors and employees (collectively, “Company Parties”). Further, you hereby agree to forbear from making any public or non-confidential statement with respect to any of the Company Parties. The duties and obligations of this paragraph 9 shall continue following the termination of this Agreement.

10. Non-Solicitation. You agree and covenant not to directly or indirectly solicit, hire, or recruit for your own benefit or the benefit of any other person, or so attempt to solicit, hire, or recruit, any employee of the Company, or induce any other employee of the Company to terminate their employment for two (2) years immediately following your cessation of services to the Company, regardless of the reason. This non-solicitation paragraph explicitly covers all forms of oral, written, or electronic communication, including, but not limited to, communications by email, regular mail, express mail, telephone, fax, instant message, and social media, including, but not limited to, Facebook, LinkedIn, Instagram, and Twitter, and any other social media platform, whether or not in existence at the time of entering into this Agreement.

11. No Disclosure. You agree that you will hold in trust and confidence all Confidential Information and will not disclose to others, directly or indirectly, any Confidential Information or anything relating to such information without the prior written consent of the Company, except as maybe necessary in the course of this business relationship with the Company. You further agree that you will not use any Confidential Information without the prior written consent of the Company, except as may be necessary in the course of your business relationship with the Company, and that the provisions of this paragraph 11 shall survive termination of this Agreement.

12. Termination. This Agreement shall terminate in the event of your resignation or termination as a director, or your refusal to stand for re-election or decision not to be nominated or if you are not re-elected for additional terms as a director, effective on the date of your departure from the Board.

13. Entire Agreement; Amendment; Waiver. Other than any requirements and duties under applicable law, this Agreement expresses the entire understanding with respect to the subject matter hereof and supersedes and terminates any prior oral or written Agreements with respect to the subject matter hereof. Any term of this Agreement may be amended and observance of any term of this Agreement may be waived only with the written consent of the parties hereto. Waiver of any term or condition of this Agreement by any party shall not be construed as a waiver of any subsequent breach or failure of the same term or condition or waiver of any other term or condition of this Agreement. The failure of any party at any time to require performance by any other party of any provision of this Agreement shall not affect the right of any such party to require future performance of such provision or any other provision of Agreement. For the avoidance of doubt, nothing in this Agreement is intended to amend, supersede or diminish, and this Agreement shall be interpreted to be consistent with, the Company’s articles of incorporation, bylaws and corporate governance guidelines, each as then in effect.

14. Enforcement.

a. Applicable Law. This Agreement and the rights and remedies of each party arising out of or relating to this Agreement (including, without limitation, equitable remedies) shall be solely governed by, interpreted under, and construed and enforced in accordance with the laws (without regard to the conflicts of law principles thereof) of the State of Nevada, as if this Agreement were made, and as if its obligations are to be performed, wholly within the State of Nevada.

b. Consent to Jurisdiction and Venue. Any action or proceeding arising out of or relating to this Agreement shall be filed in and heard and litigated solely before the state or federal courts of Nevada within Clark County.

c. Attorneys’ Fees. If court proceedings are required to enforce any provision of this Agreement, the substantially prevailing or successful party shall be entitled to an award of the reasonable and necessary expenses of litigation, including reasonable attorneys’ fees.

15. Severability. If any provision of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remaining provisions shall nevertheless continue in full force and effect, and the parties shall negotiate in good faith to replace the invalid, void or unenforceable provision with a valid provision that most closely approximates the original intent and economic effect of such provision.

16. Notices. All notices required or permitted under this Agreement shall be in writing and shall be deemed given when delivered personally, sent by email (with confirmation of receipt), or sent by nationally recognized overnight courier, in each case to the address (or email address) for the Company or you most recently provided to the other party, or such other address as either party may designate by notice given in accordance with this paragraph 16.

17. Counterparts. This Agreement may be executed in counterparts, including by electronic or facsimile signature, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument.

I appreciate your willingness to serve on our Board and look forward to working with you to serve the Company together. Please indicate your acceptance by signing and returning the enclosed copy of this letter.

Very truly yours,

Game Your Game, Inc.

/s/ Soumya Das
Soumya Das, Chief Executive Officer

ACCEPTED AND AGREED:

/s/ Veronica V. Montenegro
Name: Veronica V. Montenegro
Date: October 28, 2026

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